Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into this 29th day of October, 2005, by and between Far East Energy Corporation, a Nevada corporation (the "Company”), and Jeffrey R. Brown (“Employee”).

WHEREAS, the Company desires to retain Employee as an employee of the Company and as President of the Company’s wholly-owned subsidiary, Far East Energy (Bermuda), Ltd. (“FEEB”), with Employee’s location to be in the People’s Republic of China (the “PRC”); and

WHEREAS, the Company is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of entering the employ of the Company pursuant to such terms and conditions and for such consideration.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Company and Employee hereby agree as follows:

1. Term. The term of employment under this Agreement shall commence and this Agreement shall be effective as of the date hereof and shall continue for a period ending on the second anniversary of the date of this Agreement, unless sooner terminated in accordance with the terms hereof. This Agreement shall be extended on the same terms and conditions on a month-to-month basis unless either party provides notice of termination in accordance with Section 8.

2. Employment; Duties. During the period of Employee’s employment by the Company, Employee shall serve as President of FEEB and shall have such duties, responsibilities and authority as shall be consistent with that position. Subject to the supervision of the Company’s Board of Directors (the “Board”), Employee shall report directly and solely to the Company’s Chief Executive Officer.

3. Compensation.

(a) During the period of Employee’s employment by the Company, Employee shall receive an annual base salary of US$150,000 (the “Base Salary”) payable in equal semi-monthly installments. In addition to the Base Salary, subject to the terms and conditions of this Agreement, during the period of Employee’s employment by the Company, Employee (i) will receive an annual bonus equal to US$50,000 so long as Employee’s location of employment hereunder is the PRC (the “International Service Bonus”) and (ii) will be eligible to receive a discretionary performance bonus in an amount to be determined by the Compensation Committee of the Company (or the Board, if the Company does not have a Compensation Committee) (together with the International Service Bonus, the “Bonus”). The International Service Bonus shall be payable in equal semi-monthly installments over the Contract Year (as defined below) commencing on the date of this Agreement and over each Contract Year occurring thereafter; provided that at the time of each such semi-monthly payment Employee is an employee of the Company hereunder. No International Service Bonus shall be required under this Agreement or shall be deemed to have been accrued hereunder for any period occurring after the date of termination of this Agreement whether or not the Contract Year relating to such International Service Bonus shall have begun. The Compensation Committee (or the Board, if the Company does not have a Compensation Committee) shall review the Base Salary, Bonus, and other compensation of Employee based upon performance and other factors deemed appropriate by the Compensation Committee (or the Board, if the Company does not have a Compensation Committee) and make such increases, supplemental bonus payments, or other incentive awards as it deems fit. Notwithstanding the foregoing, in no event will the Base Salary be less than an annual rate of US$150,000. In addition to the Base Salary, the Bonus and other compensation described in this Section 3, to the extent permitted by applicable law, Employee shall be entitled to receive any benefits and fringes (whether subsidized in part, or paid for in full by the Company) including, but not limited to, medical, dental, life and disability insurance which the Company now or in the future offers to any of its professional/technical or management employees, or employees in the same class as Employee. Employee shall also be eligible to participate in the Company’s Simple IRA Savings and Retirement Plan or other similar plan, and the Company shall provide annual matching contributions to such plan in an amount equal to up to one percent of Employee’s Base Salary. For purposes of this Agreement, the term “Contract Year” shall mean the twelve-month period commencing on the date of this Agreement and ending on the first anniversary of the date of this Agreement and each twelve-month period occurring during the period of Employee’s employment by the Company thereafter.

(b) During the period of Employee’s employment by the Company hereunder, Employee shall be entitled to receive:

(i) reimbursement for round trip coach class airfare for Employee and Employee’s spouse between the PRC and Houston, Texas, USA for three visits each Contract Year during the period of Employee’s employment by the Company for an amount which equals the total cost of the airfare consistent with company policy; provided, that, Employee agrees to cooperate with the Company to minimize the costs of airfare under this Section 3(b) by purchasing tickets for air travel in an amount of time in advance of Employee’s air travel sufficient to receive reduced airfare under applicable airline policies; and

(ii) the use of an automobile provided by the Company and the use of a driver for such automobile provided by the Company.

(c) The Company and Employee agree that Employee’s Base Salary, Bonus, if any, and all other amounts (other than amounts under Section 4 hereof or attributable to the Option (as defined below) and any other equity awards or compensation granted to Employee), treated as compensation for U.S. federal income tax purposes to the extent paid or reimbursed by the Company (“Covered Amounts”) are eligible for tax equalization considering the United States as the Employee’s “stay-at-home” base. The Company will deduct from the Employee’s pay an amount corresponding to the U.S. federal income tax, as well as U.S. Social Security tax, he would have paid had he lived and worked in the State of Texas of the United States (“retained hypothetical tax”) on all Covered Amounts other than amounts under Sections 3(b) and 4 of this Agreement. The retained hypothetical tax deducted from the Employee’s pay will not reflect any U.S. federal income tax or state income tax he would have incurred, jointly or severally, on a “stay-at-home” basis on any personal income (including, but not limited to, dividends, interest, rents, capital gains and royalties) or compensation income that is not part of the Covered Amounts specified above (including, but not limited to, compensation earned by the Employee from other sources or any tax liability incurred due to a violation of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)). After the Employee’s tax returns are prepared, the Employee’s hypothetical tax will be recomputed to reflect the actual facts and final Covered Amounts (excluding amounts under Sections 3(b) and 4 of this Agreement) for the year (“final hypothetical tax”), and the difference between the retained hypothetical tax and the final hypothetical tax will be settled promptly thereafter by payment from the Employee to the Company, if the final hypothetical tax exceeds the retained hypothetical tax, or vice-versa, as the case may be. However all such payments shall be made no later than December 31st of the second calendar year beginning after the calendar year in which the Employee’s U.S. federal income tax return is required to be filed (including extensions) for the year in which the payment relates. The Company assumes full liability for the actual U.S. federal and foreign individual income tax and social contribution taxes on Covered Amounts during the Employee’s international assignment (excluding any tax liability incurred due to a violation of Section 409A of the Code), whereas the Employee’s ultimate tax burden on Covered Amounts will be the final hypothetical tax. The Employee shall also be responsible for all actual U.S. and foreign income taxes and social contribution taxes on all income which is not included in the definition of Covered Amounts, including, but not limited to, any income from the Option and other equity compensation and personal investment income or any tax liability resulting from a violation of Section 409A of the Code. The tax equalization plan will apply to all years during which the Employee is on an international assignment on behalf of the Company and an additional subsequent period based on the carryover limit of foreign taxes for purposes of the foreign tax credit calculation under the Code. The Employee will be responsible and liable for the submission of host and home country tax returns. For purposes of the Company’s tax reimbursement policy, the Employee agrees to personally provide the Company with a copy of his completed tax returns applicable to the years of his international assignment. The Company and Employee agree to consider, in good faith, proposals that the other may have with regard to the implementation of the tax equalization described in this Section 3(c), or another approach to minimize the global tax burden of the Employee and the Company as a result of the payments and compensation provided under this Agreement.

(d) Notwithstanding any other provision in this Agreement to the contrary, and without duplication of any payment required under Section 3(c), in the event it shall be determined that a payment by the Company of the International Service Bonus or the Housing Allowance (as defined below), to or for the benefit of the Employee (a “Payment”), would be subject to the income tax imposed by the Code (the “Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) (which is itself payable subject to applicable tax withholdings). This Gross-Up Payment shall be equal to an amount such that the Employee retains an amount of the Gross-Up Payment equal to the Tax imposed upon the Payments after paying all applicable U.S. federal income taxes, FICA and social security taxes owed with respect to such payment. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay U.S. federal income taxes at the highest marginal rate of federal income taxation applicable to the Employee in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that could be obtained from the deduction of the state and local taxes.

(e) Subject to this Section 3(e), the Company shall pay all or a portion of the Base Salary, any Bonus, amounts due under Section 4 of this Agreement and any other amounts due under this Agreement in United States dollars. Such payments may be made in Chinese Yuan with the consent of the Employee. In the event such payments shall be made in Chinese Yuan, such payments shall be converted into Chinese Yuan denominations based on the exchange rate between the United States dollars and the Chinese Yuan in effect as of the close of the last business day before the day the payment is due, in each case as the Company shall reasonably determine.

4. Relocation Costs; Housing Allowance.

(a) The Company shall pay the reasonable costs and expenses incurred by Employee relating to Employee’s relocation from Houston, Texas, USA to the PRC in an amount not to exceed US$10,000.

(b) The Company agrees to pay a housing cost allowance of up to US$96,000 (the “Housing Allowance”) during each Contract Year for actual costs incurred by Employee for housing costs in the PRC, which shall be paid to Employee monthly during each Contract Year. Such housing cost allowance shall be paid, at the option of the Company, to Employee or the landlord of Employee’s residence.

5. Vacation. During the period of Employee’s employment by the Company, the Employee shall be entitled to receive six weeks of vacation with pay and the holidays established by the Company during each Contract Year.

6 Expense Reimbursement. Employee shall be reimbursed by the Company in accordance with the Company’s business travel and expenditure policy for all reasonable out-of-pocket disbursements incurred by Employee in connection with the performance of his services under this Agreement, including but not limited to expenses incurred under Section 3(b), Section 4(a), travel expenses and the use of one cell phone to the extent used for business purposes. Such reimbursement shall be made by the Company as soon as reasonably practical following the Company’s receipt of a reimbursement request by the Employee in accordance with the Company’s business travel and expenditure policy.

7. Option Grant. Upon the date of this Agreement, the Company agrees to grant Employee an option, in accordance with the Far East Energy Corporation 2005 Stock Incentive Plan, to acquire 600,000 shares of the common stock of the Company at an exercise price of US$2.00 per share (the "Option”) subject to the terms set forth in the Stock Option Agreement attached hereto as Exhibit A. The right to exercise twenty percent of the Option shall vest and first become exercisable on the date of grant, and an additional twenty percent of the Option shall vest on each succeeding anniversary of the date of grant until all of the Option is vested. During the period of Employee’s employment by the Company, Employee shall be eligible to receive additional option grants subject to and in accordance with the Far East Energy Corporation 2005 Stock Incentive Plan as determined in the discretion of the Compensation Committee of the Company (or the Board, if the Company does not have a Compensation Committee).

8. Termination and Payments Upon Termination.

(a) Employee or the Company may terminate this Agreement for any reason or for no reason at all by providing the other party with notice of termination as provided in Section 8(d). The Company shall pay Employee his Base Salary and all other amounts, in each such case, actually earned, accrued or owing as of the date of termination but not yet paid to Employee under Section 3 through the date of termination; provided that if the Employee is terminated by the Company without Cause (as defined below), then, in addition to the payments described in this Section 8(a), the Company shall pay Employee a lump sum payment in an amount equal to fifty percent (50%) of Employee’s annual Base Salary in the year in which he is terminated. The payment of the lump sum amount under this Section 8(a) shall be made on the earlier of the date ending on the expiration of first month following the date of termination of Employee’s employment or the death of the Employee; provided that notwithstanding the foregoing, to the extent any payment under this Section 8(a) is “nonqualified deferred compensation” and the Employee is considered a “key employee” of the Company within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder, then such payment shall be made on the date ending on the expiration of seventh month following the date of termination of Employee’s employment.

(b) Within 90 days following Employee’s termination of employment, Employee shall be entitled to exercise all options granted to him to the extent such options are vested and exercisable at the time of such termination pursuant to this Agreement or otherwise and all such options not exercised within such 90 day period shall be forfeited. All options that are not vested and exercisable pursuant to this Agreement or otherwise as of the date of Employee’s termination of employment shall be forfeited.

(c) For purposes of this Agreement, “Cause” shall mean (i) Employee’s gross and willful misappropriation or theft of the Company’s or any of its subsidiary’s funds or property, (ii) Employee’s commission of any fraud, misappropriation, embezzlement or similar act, whether or not a punishable criminal offense, or Employee’s conviction of or entering of a plea of nolo contendere to a charge of any felony or crime involving dishonesty or moral turpitude, (iii) Employee’s engagement in any conduct that is injurious to the Company, (iv) Employee’s material breach of this Agreement or failure to perform any of his material duties owed to the Company, or (v) Employee’s commission of any act involving willful malfeasance or gross negligence or Employee’s failure to act involving material nonfeasance.

(d) Any termination of this Agreement by the Company or by Employee shall be communicated in writing to the other party before the date on which such termination is proposed to take effect and, unless otherwise agreed to by the Company and the Employee, shall be effective immediately upon such notice.

9. Binding Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Employee and the Company and their respective heirs, legal representatives and permitted successors and assigns. If the Company shall at any time be merged or consolidated into or with any other entity, the provisions of this Agreement shall survive any such transaction and shall be binding on and inure to the benefit and responsibility of the entity resulting from such merger or consolidation (and this provision shall apply in the event of any subsequent merger or consolidation), and the Company, upon the occasion of the above-described transaction, shall include in the appropriate agreements the obligation that the payments herein agreed to be paid to or for the benefit of Employee, his beneficiaries or estate, shall be paid.

10. Dispute Resolution. Any controversy or claim arising with regard to this Agreement shall be settled by expedited arbitration in accordance with the provisions of the Texas Arbitration Act. The controversy or claim shall be submitted to an arbitrator appointed by the presiding judge of the Harris County, Texas Judicial District Court. The decision of the arbitrator shall be final and binding upon the parties hereto and shall be delivered in writing signed by the arbitrator to each of the parties hereto. Any appeal arising out of the ruling of any arbitrator shall be determined in a court of competent jurisdiction in Houston, Texas, or the federal court for Houston, Texas, and each party waives any claim to have the matter heard in any other local, state, or federal jurisdiction. The prevailing party in the arbitration proceeding or in any appeal shall be entitled to recover attorney’s fees, court costs and all related costs from the non-prevailing party.

11. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations and to the extent that any performance is required following termination of this Agreement. Without limiting the foregoing, Section 8 through 21 shall expressly survive the termination of this Agreement.

12. Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Employee, his beneficiaries, dependents or legal representatives without the Company’s prior written consent; provided, however, that nothing in this Section 12 shall preclude (a) Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, (b) the executors, administrators or other legal representatives of Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto or (c) the Company from assigning its rights and obligations under this Agreement to FEEB without the consent of Employee; provided further that upon any such assignment by the Company to FEEB, (i) all references to the terms “Compensation Committee” and “Board” hereunder shall mean the Compensation Committee and Board of Directors of Far East Energy Corporation, (ii) the reference to the Chief Executive Officer under Section 2 shall be deemed to mean the Chief Executive Officer of Far East Energy Corporation, and (iii) nothing shall release Far East Energy Corporation of its obligations under Section 7.

13. Compliance with IRS 409A. It is the intent of this Agreement that no payment to the Employee shall result in nonqualified deferred compensation within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder. However, in the event that all, or a portion, of the payments set forth in this Agreement meet the definition of nonqualified deferred compensation, the Company intends that such payments be made in a manner that complies with Section 409A of the Code and any guidance issued thereunder. The Company shall be entitled to take reasonable steps to fulfill this intent, including, but not limited to, making any amendments to this Agreement as may be necessary to comply with the provisions of Section 409A Code, in each case, without the consent of the Employee. In addition, the following delays of payment will not in and of themselves constitute a violation of the deferral or distribution requirements of Section 409A of the Code so long as such delays are based on the Company’s reasonable understanding that such payment would:

(a) limit the ability of the Company to take a deduction under Section 162(m) of the Code; provided payment shall be made at the earliest date at which the Company reasonably anticipates that the deduction of the payment amount will not be limited by application of Section 162(m) of the Code or by the end of the calendar year in which the Employee terminates employment;

(b) violate the term of a loan agreement, or other similar contact, to which the Company is a party and such violation will cause material harm to the Company; provided payment shall be made at the earliest date at which the Company reasonably anticipates that making such payment will not cause such violation or such violation will not cause material harm to the Company; or

(c) violate U.S. federal securities laws or other applicable laws; provided payment shall be made at the earliest date at which the Company reasonable anticipates making the payment will not cause such violation.

14. Amendments to this Agreement. Except for increases in the Base Salary, Bonus and other compensation made as provided in Section 3 and amendments under Section 13, this Agreement may not be modified or amended except by an instrument in writing signed by the Employee and the Company. The Company and Employee agree to execute and deliver any amendments to this Agreement or documents to reflect the assignment of this Agreement to FEEB and the Employee’s employment by FEEB as contemplated by Section 12. No increase in the Base Salary, Bonus or other compensation made as provided in Section 3 will operate as a cancellation or termination of this Agreement.

15. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

16. Severability. If, for any reason, any provision of this Agreement is held invalid, illegal or unenforceable such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement not held so invalid, illegal or unenforceable, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. In addition, if any provision of this Agreement shall be held invalid, illegal or unenforceable in part, such invalidity, illegality or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Agreement, shall, to the full extent consistent with law, continue in full force and effect. If any provision or part thereof shall be held invalid, illegal or unenforceable, to the fullest extent permitted by law, a provision or part thereof shall be substituted therefor that is valid, legal and enforceable.

17. Notices. Any notice, request, or other communication required or permitted pursuant to this Agreement shall be in writing and shall be deemed duly given when received by the party to whom it shall be given or three days after being mailed by certified, registered, or express mail, postage prepaid, addressed as follows:

If to Company:

Far East Energy Corporation
400 North Sam Houston Parkway East
Suite 205
Houston, Texas 77060
Attention: Chairman of Compensation Committee

If to Employee:

Jeffrey R. Brown
c/o Far East Energy Corporation
400 North Sam Houston Parkway East
Suite 205
Houston, Texas 77060

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

18. Headings. The headings of sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19. Governing Law. This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement shall be governed by the laws of Texas, without giving effect to any principles of conflicts of law.

20. Withholding. All amounts paid pursuant to this Agreement shall be subject to withholding for taxes (federal, state, local or otherwise) to the extent required by applicable law.

21. Counterparts. This Agreement may be executed in counterparts, each of which, when taken together, shall constitute one original Agreement.

22. No Conflicts. Each of the Company and Employee represents and warrants to the other party that neither the execution, delivery and performance by the such person of this Agreement will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, any agreement to which such person is a party or which it or he may be subject.

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IN WITNESS WHEREOF, Company has caused its duly authorized officer and directors to execute and attest to this Agreement, and Employee has placed his signature hereon, dated this 29th day of October 2005.

COMPANY:

FAR EAST ENERGY CORPORATION

By: /s/ Bruce N. Huff

Name:	Bruce N. Huff

Title: Chief Financial Officer

EMPLOYEE:

By: Jeffrey R. Brown

Jeffrey R. Brown